Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Portland General Electric Company
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate(2)	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	—	—	—	—	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common stock, no par value per share	415(a)(6) (1)	2,459,102	—	—	—	—	S-3	333-232976	August 2, 2019	$6709.68
	Total Offering Amounts							—
	Total Fees Previously Paid							—
	Total Fees Offsets							—
	Net Fee Due							$0

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional number of shares of common stock as may be issued from time to time as a result of stock splits, stock dividends or similar transactions.

(2) In accordance with Rule 415(a)(6) of the Securities Act, the registrant is hereby including in this registration statement (the "Registration Statement") securities that were previously registered on the registration statement on Form S-3, File No. 333-232976 (the "Prior Registration Statement"), which became effective with the SEC on August 2, 2019, but that have not yet been sold by the registrant. In accordance with Rule 415(a)(6) of the Securities Act, offerings of securities on the Prior Registration Statement will be deemed terminated as of the effective date of this Registration Statement.